UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2020 (November 30, 2020)

VINCO VENTURES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38448	82-2199200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Broad Street, Suite 1004 Bethlehem, Pennsylvania	18018
(Address of principal executive offices)	(Zip Code)

(866) 536-0943

(Registrant’s Telephone Number, Including Area Code)

Edison Nation, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	BBIG	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K regarding the Stock Exchange Agreement (the “Exchange Agreement”) (as defined below) is incorporated herein by reference.

Item 8.01.	Other Events

Stock Exchange Agreement

On November 30, 2020, the Company (the “Seller”) and its wholly owned subsidiary, SRM Entertainment, LTD (“SRM”) entered into a Stock Exchange Agreement (the “Exchange Agreement”) with Jupiter Wellness, Inc. (“Jupiter”)(the “Buyer”). Under the terms of the Exchange Agreement, the Buyer agreed to purchase all outstanding shares of common stock (the “Exchange Shares”) issued by SRM from the Seller. As consideration for the purchase of the Exchange Shares, the Buyer agreed to exchange 200,000 shares of its restricted common stock (the “Consideration Shares”), symbol JUPW as listed on NASDAQ Capital Markets.

Upon closing, Jupiter shall deliver 150,000 of the Consideration Shares and hold 50,000 of the Consideration Shares in escrow (“Escrow Shares”). Jupiter shall release the Escrow Shares upon SRM generating $200,000 in cash receipts and revenue prior to January 15, 2021. For the purpose of the Exchange Agreement, cash receipts shall include the income related to the applicable tax refund of approximately $120,000. The Seller shall forfeit their right to receive the Escrow Shares, in the event that SRM does not generate $200,000 in cash receipts and revenue prior to December 31, 2020.

As a performance based incentive, the Buyer shall pay to the Seller two percent (2%) of gross sales of Jupiter’s private label sun care products if such gross sales are in excess of twelve million dollars ($12,000,000) earned during the 2021 calendar year.

At Closing, the Company (as “Stockholder”) and Jupiter entered into a Leak Out Agreement, whereby the Company was limited in the sales of the Consideration Shares upon the following terms: (i) As such time as the Stockholder is able to resell the Consideration Shares in accordance with the provisions of Rule 144 of the Securities Act (the “Expiration of the Holding Period”), the Stockholder agrees to limit the resales of such Shares in the public market as follows:

a.	No shares in any one day more than ten percent (10%) of the average of the daily trading volume on all trading markets on which the Consideration Shares are then quoted or listed for the five trading days preceding the sale of the Consideration Shares, and;

b.	Any permitted resales by the Stockholder shall be at the then current bid price of the Common Stock.

The foregoing description of the Exchange Agreement and Leak Out Agreement does not purport to be complete and qualified in its entirety by reference to the full text of the document, which is filed as Exhibit 1.1, to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements and Limitation on Representations

This Current Report on Form 8-K includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should,” “would” or comparable terminology or by discussions of strategy. While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, the Company’s ability to consummate the transaction described above. The Company assumes no duty to update any forward-looking statements other than as required by applicable law.

The Agreements and other disclosures included in this Current Report on Form 8-K are intended to provide shareholders and investors with information regarding the terms of the Agreements, and not to provide shareholders and investors with any other factual information regarding the Company or its subsidiaries or their respective business. You should not rely on the representations and warranties in the Agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Other than as disclosed in this Current Report on Form 8-K, as of the date of this Current Report on Form 8-K, the Company is not aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the Agreements. The Company will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties contained in the Agreements and will update such disclosure as required by federal securities laws. Accordingly, the Agreements should not be read alone, but should instead be read in conjunction with the other information regarding the Company and its subsidiaries that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, registration statements and other documents that the Company files with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Stock Exchange Agreement dated between Jupiter Wellness, Inc, SRM Entertainment, Ltd and Vinco Ventures, Inc. dated November 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2020

VINCO VENTURES, INC.

By:	/s/ Christopher B. Ferguson
Name:	Christopher B. Ferguson
Title:	Chief Executive Officer